Exhibit 10.1

AMENDMENT NO. 1

TO

THE COOPER COMPANIES, INC.

2007 LONG TERM INCENTIVE PLAN

WHEREAS, The Cooper Companies, Inc. (the “Company”) has adopted the Cooper Companies, Inc. 2007 Long Term Incentive Plan (the “Plan”); and

WHEREAS, Section 11 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, the Board of the Company desires to amend the Plan to prohibit repricing of options and stock appreciation rights and to provide minimum vesting periods for awards other than options;

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: By adding the following to Section 5(k) of the Plan:

“In no event may the Company buyout any Stock Option with the grant of another Stock Option, without shareholder approval.”

SECOND: By substituting the following for the second paragraph of Section 11 of the Plan:

“The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder’s consent. Notwithstanding any provision in this Plan to the contrary, no Stock Option or Stock Appreciation Right may be amended to reduce the price per share of the shares subject to such Stock Option or the exercise price of such Stock Appreciation Right, as applicable, below the option price or exercise price as of the date the Stock Option or Stock Appreciation Right is granted. In addition, no Stock Option or Stock Appreciation Right may be granted in exchange for or in connection with the cancellation or surrender of a Stock Option, Stock Appreciation Right or other Grant if the new Stock Option, Stock Appreciation Right or other Grant has an option or exercise price (including no exercise price) which is less than the option or exercise price of the Stock Option or Stock Appreciation Right being exchanged, cancelled or surrendered.”

THIRD: By adding the following to Section 13 of the Plan:

“(g) Notwithstanding any other provision of this Plan to the contrary, Full Value Awards shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Criteria or other performance-based objectives, over a period of not less than one year) following the date the Grant is made; provided, that the Committee may accelerate vesting of Full Value Awards in its discretion, only upon death, disability or a change in control of the Company.”

FOURTH: The provisions of the First, Second and Third Paragraphs hereof shall be effective as if included in the original Plan as of January 1, 2007.

FIFTH: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to the Plan to be executed by a duly authorized officer of the Company as of March 5, 2007.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Title:	Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer